Rule 424(b)(3)
                                                             Reg. No. 333-00139





                               Idaho Power Company
                  Dividend Reinvestment and Stock Purchase Plan
                                  Common Stock
                                ($2.50 par value)
                Supplement to Prospectus Dated February 14, 1996



     Idaho Power Company is offering participants in the Dividend Reinvestment and Stock Purchase Plan (the "Plan") the opportunity to deposit any common share certificates in their possession for safekeeping. Share certificates that are deposited will be transferred into the name of the Company and credited to the participant's account under the Plan. Thereafter, such shares will be treated in the same manner as shares purchased through the Plan, and all dividends thereon will be automatically reinvested under the Plan.

     By using the Plan's safekeeping service, participants no longer bear the risk associated with loss, theft or destruction of share certificates.

     Participants who want to deposit their common share certificates must send the certificates to be deposited, preferably by registered, insured mail, along with a properly completed Letter of Instruction to:

                      Idaho Power Company
                      Shareowner Services Department
                      1221 West Idaho Street
                      P.O. Box 70
                      Boise, ID 83702

The certificates should not be endorsed.



Dated:  February 2, 1998